Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of October 1, 2025, by and between Amany Ibrahim (the "Executive") residing at [*] and NEOVOLTA, INC., a Nevada Corporation (the "Company").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term

Subject to Section 5 of this Agreement, the Executive's initial term of employment hereunder shall be from the period beginning on October 1, 2025 (the "Effective Date") through September 30, 2028 (the "Initial Term"). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 30 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."

2. Definitions

Change in Control has the meaning set forth the Company’s 2019 Stock Plan, as amended (the “2019 Plan”)

3. Position and Duties

3.1 Position

During the Employment Term, the Executive shall serve as the Chief Operating Officer of the Company, reporting to the CEO. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive's position.

3.2 Duties

During the Employment Term, the Executive shall devote substantially all business time and attention to duties hereunder, but may engage in passive investments, service on boards with consent, teaching, charitable or civic activities, and personal non-competitive ventures that do not materially interfere with duties.

3.3 Annual Plans

By January 31 and for each year thereafter, Executive must provide a detailed business plan with performance targets to be approved by the Board.

3.4 Place of Performance

The principal place of Executive's employment shall be the Company's principal executive office currently located in 12195 Dearborn Place, Poway, California 92064. The Executive may work remotely from Executive's residence so long as doing so does not interfere with the Executive's responsibilities under this Agreement.

4. Compensation

4.1 Base Salary

The Company shall pay the Executive an annual base salary of $250,000, payable in accordance with payroll practices. Base Salary shall be reviewed annually and may be increased but shall not be reduced.

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4.2 Annual Performance Bonus

Executive shall be eligible to receive an annual bonus targeted at 80% with a 130% maximum of Base Salary based on achievement of performance goals established by the CEO in good faith consultation with Executive within 45 days of anniversary date. Bonus shall be payable in cash. The Annual Bonus, if any, will be paid within three months after the end of the applicable year.

4.3 Equity Awards

Executive shall be granted an award of 450,000 restricted stock units of the Company’s common stock (the “RSU Award”), subject to the terms and conditions of the Company’s equity incentive plan and an applicable restricted stock unit agreement. The RSU Award shall vest in three (3) equal quarterly installments on each quarter end for 36 quarters following the Effective Date, subject to Executive’s continued service. Upon Change in Control or termination without Cause/for Good Reason, 100% of unvested shares immediately vest.

4.4 No Contingencies

Compensation and benefits shall not be contingent on any financing or funding events.

4.5 Fringe Benefits and Perquisites

During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.6 Employee Benefits

During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans") to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7 Vacation; Paid Time Off

During the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company's policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.8 Insurance

Company shall obtain $5M term life insurance, and maintain Directors & Officers insurance in such amounts as determined by the Board of Directors.

4.9 Business Expenses

The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

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4.10 Indemnification

The Company shall indemnify and hold the Executive harmless for acts and omissions in the Executive's capacity as an officer, director, or employee of the Company. Such indemnification shall be to the fullest extent permitted by law.

4.11 Permitted Transactions

Notwithstanding any Company policy to the contrary, upon shares becoming freely tradeable, Executive may: (a) Implement Rule 10b5-1 trading plans with prior approval of the Board of Directors immediately upon shares becoming freely tradeable, with first sales permitted after 90 days; (b) Sell up to 10% of vested shares per calendar quarter; (c) Transfer vested shares to immediate family members or trusts for estate planning purposes after 6 months from vesting, or earlier with Compensation Committee approval, which shall not be unreasonably withheld, provided such transferees agree to the sales restrictions set forth herein.

4.12 Clawback

Any compensation subject to recovery under applicable law, SEC rule, stock exchange listing standards or the Company’s clawback policies as may be adopted or amended from time to time shall be subject to clawback solely to the extent required thereby.

5. Termination of Employment

The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Expiration of the Term, For Cause, or Without Good Reason

(a) Accrued Amounts

The Executive's employment hereunder may be terminated upon either party's failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid within one (1) week following the date of the Executive's termination;

(ii) any earned but unpaid Annual Performance Bonus with respect to any completed year immediately preceding the date of the Executive's termination, which shall be paid on the otherwise applicable payment date; provided that, if the Executive's employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but unpaid Annual Bonus shall be forfeited;

(iii) any earned and vested, but unpaid Equity Award with respect to any completed year immediately preceding the date of the Executive's termination, which shall be paid on the otherwise applicable payment date; provided that, if the Executive's employment is terminated by the Company for Cause or the Executive resigns without

Good Reason, then any such earned but not provided Equity Award shall be forfeited;

(iv) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts."

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(b) Definition of Cause

For purposes of this Agreement, "Cause" shall mean: (i) conviction of or plea of guilty or no contest to a felony or any crime involving moral turpitude; (ii) willful misconduct causing material harm to the Company; (iii) material breach of fiduciary duty or this Agreement resulting in actual or potential harm to the Company; (iv) willful refusal to perform material duties after written notice and a 30-day cure period; or (v) repeated and material violations of Company policies after written notice.

Except for criminal acts or willful misconduct, Executive shall have thirty (30) days from receipt of written notice to cure.

(c) Definition of Good Reason

For purposes of this Agreement, "Good Reason" shall mean: (i) a reduction in Base Salary exceeding 10%; (ii) relocation requirement beyond 50 miles; (iii) material diminution in title, duties, or reporting relationship; (iv) the Company's material breach uncured for 30+ days after written notice; or (v) failure of any successor to assume this Agreement.

To terminate for Good Reason, Executive must provide written notice within 10 days of the initial event; the Company shall have 30 days to cure.

5.2 Termination Without Cause or for Good Reason

If terminated without Cause or for Good Reason and not due to Executive’s death or Disability, Executive shall receive: (i) 12 months of Base Salary; (ii) pro-rated target bonus achieved prior to termination; (iii) Company-paid COBRA for 12 months; (iv) immediate vesting of 12 months of unvested RSUs (250,000 shares); (v) 100% acceleration of all unvested RSUs upon Change in Control occurring within 60 days of termination.

The above benefits are contingent upon Executive's execution of a general release of claims within 60 days of termination.

5.3 Death or Disability

(a) Automatic Termination

The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b) Benefits upon Death or Disability

If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive: (i) the Accrued Amounts; (ii) immediate vesting of 12 months of unvested RSUs (250,000 shares); (iii) pro-rated target bonus achieved prior to termination for year of termination.

(c) Definition of Disability

For purposes of this Agreement, "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of the Executive's job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

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5.4 Notice of Termination

Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 17. The Notice of Termination shall specify: (a) the termination provision of this Agreement relied upon; (b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (c) the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive's employment without Cause, or no less than 30 days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive's employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.

5.5 Resignation of All Other Positions

Upon termination of the Executive's employment hereunder for any reason, the Executive agrees to resign and shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Confidential Information and Restrictive Covenants

As a condition of the Executive's employment with the Company, the Executive shall enter into and abide by the Company's Employee Non-Compete Agreement and Employee Confidentiality and Proprietary Rights Agreement. Any non-compete covenant shall apply only to the extent enforceable under California law (generally unenforceable).

7. Arbitration

Any dispute, controversy, or claim arising out of or related to the Executive's employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association with one arbitrator and shall be conducted in San Diego County, California consistent with the AAA rules of arbitration in effect at the time the arbitration is commenced, except as provided herein. The Company shall bear all AAA administrative and arbitrator fees and reasonable forum costs; the arbitrator may award attorney's fees to the prevailing party as permitted by law. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties.

8. Reserved

9. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10. Entire Agreement

Unless specifically provided herein, this Agreement, together with the Employee Non-Compete Agreement and Employee Confidentiality and Proprietary Rights Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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11. Modification and Waiver

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

12. Severability

Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

13. Captions

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14. Counterparts

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15. Section 409A

15.1 General Compliance

This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

15.2 Specified Employees

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive's termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive's termination or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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15.3 Reimbursements

To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

16. Successors and Assigns

This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

17. Notice

Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company: NeoVolta, Inc. 12195 Dearborn Place Poway, California 92064 Attention: General Counsel

If to the Executive: Amany Ibrahim [*]

18. Representations of the Executive

Executive represents and warrants that: (a) acceptance of employment will not conflict with any other obligations or agreements to which Executive is bound; (b) Executive is not subject to any non-solicitation, non-competition, or other restrictive covenants that would prevent or restrict Executive from performing the duties contemplated by this Agreement; (c) Executive has not brought and will not bring to the Company any confidential information, materials, or property belonging to any former employer; and (d) Executive has had the opportunity to consult with independent legal counsel before signing this Agreement.

19. Withholding

The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

20. Survival

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

21. Reserved

22. Acknowledgement of Full Understanding

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEOVOLTA, INC.

By: ___/s/ Steve Bond__________________
Name: Steve Bond
Title: CFO

EXECUTIVE:

Signature: ____/s/ Amany Ibrahim_____
Print Name: Amany Ibrahim

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